SHAW COMMUNICATIONS INC.
Annual General Meeting (the “Meeting”) of Shareholders of
Shaw Communications Inc. (the “Issuer”)
January 14, 2010
REPORT OF VOTING RESULTS
(Section 11.3 of National Instrument 51-102
- Continuous Disclosure Obligations)

The following matters were voted upon by show of hands at the Meeting:

Business	Outcome of Vote

1. The election of the following sixteen nominees as directors of the Issuer:	Carried

Peter Bissonnette	Bradley S. Shaw
Adrian I. Burns	JR Shaw
George F. Galbraith	Jim Shaw
Dr. Lynda Haverstock	JC Sparkman
Gregg Keating	Carl E. Vogel
Michael W. O’Brien	Sheila Weatherill
Paul K. Pew	Willard H. Yuill
Jeffrey C. Royer

2. The appointment of Ernst & Young LLP as the auditors of the Issuer for the ensuing year	Carried

DATED the 18th day of January, 2010.

(signed)

Paul Bachand,

Assistant Corporate Secretary

and Senior Counsel